UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
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                                (AMENDMENT NO.2)

                              ADVENT SOFTWARE, INC.
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                                (NAME OF ISSUER)

                                  COMMON STOCK
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                         (TITLE OF CLASS OF SECURITIES)


                                 #007974108
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                                 (CUSIP NUMBER)

1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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  CUSIP NO. 007974108                   13G                PAGE 2 OF 7 PAGES
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      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      DiMarco/Harleen Revocable Living Trust, Dated 9/20/90, as amended


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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      N/A
-------------------------------------------------------------------------------
      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California

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                          SOLE VOTING POWER
                     5
     NUMBER OF            991,654

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          991,654
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             991,654

      PERSON       -----------------------------------------------------------
                            SHARED DISPOSITIVE POWER
       WITH          8
                          991,654
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      991,654

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      13.1%

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      TYPE OF REPORTING PERSON*
12
      OO

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                      *SEE INSTRUCTION BEFORE FILLING OUT!


                                Page 2 of 7 pages

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  CUSIP NO. 007974108                   13G                PAGE 3 OF 7 PAGES
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      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      James Harleen  ###-##-####


-------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      N/A
-------------------------------------------------------------------------------
      SEC USE ONLY
 3


-------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S. Citizen

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                          SOLE VOTING POWER
                     5
     NUMBER OF            1,151,654

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,151,654
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,151,654

      PERSON       -----------------------------------------------------------
                            SHARED DISPOSITIVE POWER
       WITH          8
                          1,151,654
-------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,151,654

-------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


-------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      15.2%

-------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      OO

-------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


                                Page 3 of 7 pages

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  CUSIP NO. 007974108                   13G                PAGE 4 OF 7 PAGES
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      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Stephanie DiMarco ###-##-####


-------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      N/A
-------------------------------------------------------------------------------
      SEC USE ONLY
 3


-------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S. Citizen

-------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,151,654

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,151,654
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,151,654

      PERSON       -----------------------------------------------------------
                            SHARED DISPOSITIVE POWER
       WITH          8
                          1,151,654
-------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,151,654

-------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


-------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      15.2%

-------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      OO

-------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


                                Page 4 of 7 pages

           *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1(a). NAME OF ISSUER:

           Advent Software, Inc.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           301 Brannan Street, San Francisco, CA  94107

ITEM 2(a). NAME OF PERSON FILING:

           DiMarco/Harleen Revocable Living Trust, Dated 9/20/90, as amended, and James Harleen and Stephanie DiMarco, Trustees

ITEM 2(b). ADDRESS OF PRINCIPAL RESIDENCE:

           224 Mountain Avenue, Piedmont, CA  94611

ITEM 2(c). CITIZENSHIP:

           The DiMarco/Harleen Revocable Living Trust, Dated 9/20/90, as amended, is a living trust. The Trustees James Harleen and Stephanie DiMarco are U.S. citizens.

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

           Common Stock

ITEM 2(e). CUSIP NUMBER:

           CUSIP #007974108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

           Not applicable.

ITEM 4.    OWNERSHIP.

           (a)    The number of shares beneficially owned: 1,151,654
           (b)    The percent of the class: 15.2%
           (c)(i) Sole power to vote or to direct the vote: 1,151,654
             (ii) Shared  power to vote or to direct the vote:  1,151,654
             (iii)Sole power to dispose or to direct the disposition of:
                   1,151,654
             (iv) The shared power to dispose or to direct the disposition of: 1,151,654

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           Not applicable.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           Not applicable.

ITEM 10.   CERTIFICATION.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              DiMARCO/HARLEEN REVOCABLE LIVING TRUST,
                            DATED 9/20/90, AS AMENDED

February 17, 1998             /s/  JAMES HARLEEN, TRUSTEE
                              /s/  STEPHANIE DiMARCO, TRUSTEE

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AGREEMENT RELATING TO JOINT FILING OF SCHEDULE 13G

   The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) in relation to the Common Stock of Advent Software, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an Exhibit to such Schedule 13G.

   This Agreement and the filing of the Schedule 13G shall not be construed to be an admission that any of the undersigned is a member of a "group" consisting of the Securities Exchange Act of 1934, as amended and the rules thereunder.


February 17, 1998              /s/ JAMES HARLEEN, INDIVIDUALLY, AND
                                   ON BEHALF OF THE DiMARCO/HARLEEN
                                   REVOCABLE LIVING TRUST, DATED
                                   9/20/90, AS AMENDED, IN HIS
                                   CAPACITY AS A TRUSTEE OF SAID TRUST

                               /s/ STEPHANIE DiMARCO, INDIVIDUALLY, AND
                                   ON BEHALF OF THE DiMARCO/HARLEEN
                                   REVOCABLE LIVING TRUST, DATED
                                   9/20/90, AS AMENDED, IN HER
                                   CAPACITY AS A TRUSTEE OF SAID TRUST